Exhibit 10.12

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made this              day of             , 2002, is entered into by                                      with its principal place of business at                                          (the “Company”), and                                         , residing at                                  (the “Employee”).

The Company desires to employ the Employee, and the Employee desires to be employed by the Company. In consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

1.    Term of Employment.    The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the date hereof and until terminated in accordance with the provisions of Section 4 (such period, the “Employment Period”).

The Company reserves the right to pay the Employee’s salary in lieu of any period of notice required to be given hereunder and both parties may waive their right to such notice period.

2.    Title; Capacity.    The Employee shall serve as                                      or in such other reasonably comparable position as the Company or its Board of Directors (the “Board”) may determine from time to time. The Employee shall be based at the Company’s headquarters in [Dublin, Ireland/Tel Aviv, Israel]. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to the Employee by, the Board or such officer of the Company as may be designated by the Board.

The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to the Employee. The Employee agrees to devote his or her entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

3.    Compensation and Benefits.

3.1    Salary.    The Company shall pay the Employee, in periodic installments in accordance with the Company’s customary payroll practices, an annual base salary of [€/Shekal]              for the one-year period commencing on the Commencement Date. Such salary shall be subject to increase but not decrease thereafter as determined by the Board.

3.2    Fringe Benefits.    The Employee shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Employee’s position, tenure, salary, age, health and other qualifications make him or her eligible to participate, including, but not limited to, benefits as required by the laws of [Ireland/Israel] or currently offered to the Employee by the Company as indicated on Schedule A to this Agreement.

3.3    Reimbursement of Expenses.    The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his or her duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time.

3.4    Withholding.    All salary, bonus and other compensation payable to the Employee shall be subject to applicable withholding taxes.

4.    Termination of Employment Period.    The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

4.1    At the election of the Company, for Cause (as defined below), upon written notice by the Company to the Employee, which notice shall identify the Cause upon which the termination is based, and opportunity for the Employee to be heard. For the purposes of this Section 4.1, “Cause” shall mean (a) a good faith finding by the Board of Directors of the Company (the “Board”) that (i) the Employee has failed to perform his or her reasonably assigned duties for the Company and has failed to remedy such failure within 15 days following written notice from the Company to the Employee notifying him or her of such failure or (ii) the Employee has willfully engaged in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere (or any analogous proceeding) by the Employee to, any crime involving moral turpitude or any felony; (c) the Employee is adjudicated bankrupt or makes any arrangement or composition with the Employee’s creditors; or (d) the Employee becomes of unsound mind or is committed as patient for the purposes of any legislation relating to mental health;

4.2    At the election of the Employee, for Good Reason (as defined below), immediately upon written notice by the Employee to the Company, which notice shall identify the Good Reason upon which the termination is based. For the purposes of this Section 4.2, “Good Reason” for termination shall mean the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (e) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if such event or circumstance has been fully corrected and the Employee has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company shall only apply to the first notice of termination for Good Reason given by the Employee) within 15 days following written notice from the Employee to the Company notifying the Company of such event.

(a)    the assignment to the Employee of duties inconsistent in any material respect with the Employee’s position (including status, offices, titles and reporting requirements), authority or responsibilities, or any other action or omission by the Company which results in a material diminution in such position, authority or responsibilities;

(b)    a reduction in the Employee’s annual base salary as set forth in Section 3.1 or as may be increased from time to time in accordance with Section 3.1, except for a comparable reduction in salary affecting all similarly situated employees;

(c)    the failure by the Company to (i) continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health and accident or disability plan and any vacation or automobile program or policy) (a “Benefit Plan”) in which the Employee participates or which is applicable to the Employee, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program, (ii) continue the Employee’s participation therein (or in such substitute or alternative plan), or in any option plan of the Company, on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Employee’s participation relative to other participants, than the basis existing on the date hereof or as may be agreed from time to time by the Company and the Employee or (iii) award cash bonuses to the Employee in amounts and in a manner substantially consistent with past practice in light of the Company’s financial performance;

(d)    a change by the Company in the location at which the Employee performs [his/her] principal duties for the Company to a new location that is both (i) outside a radius of 60 kilometers from the Employee’s principal residence and (ii) more than 35 kilometers from the location at which the Employee performs [his/her] principal duties for the Company; or

(e)    any material breach by the Company of this Agreement.

For purposes of this Agreement, the Employee’s right to terminate [his/her] employment for Good Reason shall not be affected by [his/her] incapacity due to physical or mental illness;

4.3    Upon the death of the Employee;

4.4    At the election of the Company upon determination by the Board, or at the election of the Employee, upon not less than [    ] months prior written notice of termination.

5.    Effect of Termination.

5.1    Change in Control.    Notwithstanding any provisions hereof to the contrary, in the event that the at-will employment relationship is terminated by the Employee for Good Reason (as defined in Section 4.2) or by the Company, or any acquiring or succeeding corporation, without Cause (as defined in Section 4.1) within 12 months after a Change in Control (as defined below), the provisions of Section 5.2(b) shall apply.

“Change in Control” shall mean the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company, a transaction involving the sale of the voting stock of the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the resulting or acquiring corporation in such Business Combination in substantially the same proportions as their ownership of the Common Stock of the Company immediately prior to such Business Combination.

5.2    Payments Upon Termination.

(a)    In the event the Employee’s employment is terminated by the Company pursuant to Section 4.1 or Section 4.3 or by the Employee pursuant to Section 4.4, the Company shall pay to the Employee the compensation and benefits otherwise payable to him or her under Section 3 through the last day of his or her actual employment by the Company, including, but not limited to, any bonus attributable to the period of employment, even if such bonus is payable after the date of termination. In addition, in the event that the Employee’s employment is terminated by the Company pursuant to Section 4.3, the vesting of any options granted to the Employee by the Company shall accelerate in full.

(b)    In the event the Employee’s employment is terminated by the Employee pursuant to Section 4.2 or by the Company (including by an acquiring or succeeding corporation following a Change in Control) pursuant to Section 4.4, (i) the Company shall pay to the Employee an amount equal to the compensation to which the Employee would otherwise have been entitled had the Employee remained employed by the Company for 2 years after such termination (based on the Employee’s salary as in effect on the date of termination and the amount of the annual bonus paid to him or her for the fiscal year immediately preceding the date of termination), (ii) the Company shall continue to provide to the Employee the other benefits owed to him or her under Section 3.2 (to the extent such benefits can be provided to non-employees, or to the extent such benefits cannot be provided to non-employees, then the cash equivalent thereof) for 2 years after such termination, and (iii) the vesting of any options granted to the Employee by the Company shall accelerate in full. The payment to the Employee of the amounts payable under this Section 5.2(b)(i) shall be contingent upon the execution by the Employee of a release in a form reasonably acceptable to the Company and (ii) shall constitute the sole remedy of the Employee in the event of a termination of the Employee’s employment in the circumstances set forth in this Section 5.2(b).

5.3    Survival.    The provisions of Sections 5.1, 5.2(b) and 6 shall survive the termination of this Agreement.

6.    Non-Competition and Non-Solicitation; Proprietary Information and Developments.

The Employee shall execute, simultaneously with the execution of this Agreement, or otherwise upon the request of the Company, the Company’s customary form of non-disclosure and assignment of inventions agreement and non-competition and non-solicitation agreement.

7.    Other Agreements.    The Employee represents that his or her performance of all the terms of this Agreement and the performance of his or her duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any nondisclosure or non-competition agreement). Any agreement to which the Employee is a party relating to nondisclosure, non-competition or non-solicitation of employees or customers is listed on Schedule B attached hereto.

8.    Miscellaneous.

8.1    Notices.    Any notices delivered under this Agreement shall be deemed duly delivered: (i) upon being hand delivered; (ii) six business days after it is sent by registered or certified mail, return receipt requested, postage prepaid; or (iii) one business day after it is sent for next-business day delivery via a reputable international overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 8.1.

8.2    Pronouns.    Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

8.3    Entire Agreement.    This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, except for those agreements expressly referenced in this Agreement (including the Company’s non-disclosure and assignment of inventions agreement and non-competition and non-solicitation agreement referenced in Section 6).

8.4    Amendment.    This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

8.5    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the [Republic of Ireland] (without reference to the conflicts of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the [Republic of Ireland], and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

8.6    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her.

8.7    Waivers.    No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

8.8    Captions.    The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

8.9    Severability.    In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

8.10    Statutory Notice.    The Employee acknowledges that the foregoing constitutes particulars of his terms and conditions of employment for the purposes of the Terms of Employment (Information) Act, 1994.

8.11    Collective Agreements.    There are no collective agreements affecting the terms and conditions of employment of the Employee.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

[NAME OF COMPANY]

By:

Title:

EMPLOYEE

[Printed Name of Employee]

SCHEDULE A

FRINGE BENEFITS

Holidays and Vacation:
In addition to all public holidays, Employee will be entitled to 30 days annual leave during each completed calendar year, which includes any shut-down period that may occur at Christmas or Easter, holidays to be taken by pre-arrangement with the Company.

Performance Bonus:	Employee will be entitled to a bonus of up to % of annual base salary, depending on performance. In addition, Employee will be entitled to an annual bonus of , which is not performance related.

Pension Program:
The Company will contribute to a pension plan equivalent to             % of Employee’s salary, providing retirement, death, disability and other benefits. Employee may make further personal contribution up to an additional             % of gross salary. Such contributions are fully tax deductible at Employee’s higher rate of tax.

VHI:	The Company operates a group VHI scheme which offers Plan B to all employees. Contributions are made directly by the Company.

Sick Leave:	Employee is entitled to sick leave in accordance with the terms as authorized from time to time by the Company.

SCHEDULE B

PRIOR AGREEMENTS